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                                  EXHIBIT 10gg.

LOJACK CORPORATION
Westwood Executive Center
200 Lowder Brook Road
Suite 1000
Westwood, MA 02090

                                  July 31, 2002

Mr. Ronald J. Rossi
8 Independence Drive
Foxboro, MA 02035

Dear Ron:

        I am pleased to confirm our agreement to amend the agreement setting forth the terms of your employment as Chief Executive Officer of LoJack Corporation (the "Company"). The effective date of this letter agreement shall be July 31, 2002 (the "Effective Date").

        Paragraph 2 of the Agreement hereby is amended to read as follows:

        2. Base Salary. Your base salary will be paid at the rate of $300,000 per year through February 28, 2003, and shall be paid at the rate of $350,000 per year thereafter for the balance of the term of this Agreement. At any time, the Board of Directors may review your base salary and may increase but not decrease base salary. All payments under this paragraph or any other paragraph of this letter agreement will be made in accordance with the regular payroll practices of the Company, reduced by applicable withholding taxes.

        The introductory paragraph of Paragraph 6 of the Agreement hereby is amended to read as follows:

        6. Term of Agreement; Severance. The term of this letter agreement shall be approximately fifty (50) months, ending December 31, 2004. However, you will retain the right to terminate your employment at any time, and the Company retains a similar right as provided below.

        A new Paragraph 11 hereby is added to the Agreement, as follows:

        11. Change of Control. In order to induce you to remain in the employ of the Company, this Section, which has been approved by the Board, sets forth the severance benefits which the Company agrees will be provided to you in the event your employment with the Company is terminated subsequent to a "change in control" of the Company under the circumstances described below. This letter agreement replaces and terminates any prior agreement or understanding between you and the Company with respect to a change of control.

        A.      Agreement to Provide Services:
        In the event a tender offer or exchange offer is made by a Person (as hereinafter defined) for more than 35% of the combined voting power of the Company's outstanding securities ordinarily having the right to vote at elections of directors ("Outstanding Company Voting Securities"), including shares of common stock ($.01 par value) of the Company (the "Stock"), you agree that you will not leave the employ of the Company (other than as a result of Disability or upon Retirement, as such terms are hereinafter defined) and will render the services contemplated in this Agreement until such tender offer or exchange offer has been abandoned or terminated or a change in control of the Company, as defined in Section C hereof, has occurred or the term of this Agreement has expired. For purposes of this Section 11, the term "Person" shall mean and include any individual, corporation, partnership, group, association or other "person," as such term is defined in Section 3(a)(9) and as used in
Section 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), other than the Company, a wholly-owned subsidiary of the Company or any employee benefit plan(s) sponsored by the Company or a subsidiary of the Company.

        B. Term of Agreement. The provisions of this Section 11 shall terminate if you or the Company terminates your employment prior to a change in control of the Company as provided in Section 6 of this Agreement.

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        C.      Change in Control. For the purposes of this Section 11, a
"Change in Control" shall mean:

        The acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (i) the then outstanding shares of the Stock or (ii) the combined voting power of the Outstanding Company Voting Securities; provided, however, that the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege), (B) any acquisition by the Company or by any corporation controlled by the Company; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (D) any acquisition by any corporation pursuant to a consolidation or merger, if, following such consolidation or merger, the conditions described in clauses (i), (ii) and (iii) of subsection
(c) of this paragraph are satisfied; or

        Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") ceasing for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in clauses (a) or (c) of this Section) subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote or resolution of at least a majority of the directors then composing the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-1l of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

        Adoption by the Board of a resolution approving an agreement of consolidation of the Company with or merger of the Company into another corporation or business entity in each case, unless, following such consolidation, or merger, (i) more than 60% of, respectively, the then outstanding shares of common stock of the corporation resulting from such consolidation or merger and/or the combined voting power of the then outstanding voting securities of such corporation or business entity entitled to vote generally in the election of directors (or other persons having the general power to direct the affairs of such entity) is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Stock and Outstanding Company Voting Securities immediately prior to such consolidation or merger in substantially the same proportions as their ownership, immediately prior to such consolidation or merger, of the Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding the Company, any employee benefit plan (or related trust) of the Company or such corporation or other business entity resulting from such consolidation or merger and any Person beneficially owning, immediately prior to such consolidation or merger, directly or indirectly, 35% or more of the Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 35% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such consolidation or merger and/or the combined voting power of the then outstanding voting securities of such corporation or business entity entitled to vote generally in the election of its directors (or other persons having the general power to direct the affairs of such entity) and (iii) at least a majority of the members of the board of directors (or other group of persons having the general power to direct the affairs of the corporation or other business entity) resulting from such consolidation or merger were members of the Incumbent Board at the time of the execution of the initial agreement providing for such consolidation or merger; provided, that any right to receive compensation pursuant to Section I, below, which shall vest by reason of the action of the Board pursuant to this subsection (c) shall be divested upon (A) the rejection of such agreement of consolidation or merger by the stockholders of the Company or (B) its abandonment by either party thereto in accordance with its terms; or

        Adoption by the requisite majority of the whole Board, or by the holders of such majority of stock of the Company as is required by law or by the Certificate of incorporation or By-Laws of the Company as then in effect, of a resolution or consent authorizing (i) the dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation or other business entity with respect to which, following the such sale or other disposition, (A) more than 60% of, respectively, the then outstanding shares of common stock of such corporation and/or the combined voting power of the outstanding voting securities of such corporation or other entity to vote generally in the election of its directors (or other persons have the general power to direct its affairs) is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the: beneficial owners, respectively, of the Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Stock and/or Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding the

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Company and any employee benefit plan (or related trust) of the Company or such corporation or other business entity and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 35% or more of the Stock and/or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 35% or more of, respectively, the then outstanding shares of common stock of such corporation and/or the combined voting power of the then outstanding voting securities of such corporation or other business entity entitled to vote generally in the election of directors (or other persons having the general power to direct its affairs), and (C) at least a majority of the members of the board of directors or group of persons having the general power to direct the affairs of such corporation or other entity were members of the Incumbent Board at the time of the execution of the initial agreement of action of the Board providing for such sale or other disposition of assets of the Company; provided, that any right to receive compensation pursuant to Section I, below, which shall vest by reason of the action of the Board or the stockholders pursuant to this subsection shall be divested upon the abandonment by the Company of such dissolution, or such sale of or other disposition of assets, as the case may be.

        Notwithstanding anything in the foregoing to the contrary, no change in control shall be deemed to have occurred for purposes of this Agreement by virtue of any transaction which results in you, or a group of Persons which includes you acquiring, directly or indirectly, 35% or more of the combined voting power of the Company's Outstanding Voting Securities.

        D. Termination Following a Change in Control. If any of the events described in Section C, above, hereof constituting a change in control of the Company shall have occurred, you shall be entitled to the benefits provided in
Section I hereof upon the termination of your employment with the Company within twenty-four (24) months after such events, unless such termination is (a) because of your death, or (b) by reason of Disability or Retirement.

        E. Disability. Termination by the company of your employment based on "Disability" shall mean termination because of your absence from your duties with the Company on a full time basis for one hundred twenty (120) consecutive days as a result of your incapacity due to physical or mental illness, unless within thirty (30) days after Notice of Termination (as hereinafter defined) is given to you following such absence you shall have returned to the full time performance of your duties.

        F. Retirement. Termination by you or by the Company of your employment based on "Retirement" shall mean termination on or after your normal retirement date as defined in the Company's Pension Plan (or any successor or substitute plan or plans of the Company put into effect prior to a change in control) (the "Pension Plan").

        G. Notice of Termination. Any purported termination by the Company or by you following a change in control shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

        H. Date of Termination. "Date of Termination" following a change in control shall mean (a) if your employment is to be terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the performance of your duties on a full-time basis during such thirty (30) day period), (b) if your employment is to be terminated by you to the date specified in the Notice of Termination, or (c) if your employment is to be terminated by the Company, the date specified in the Notice of Termination, which in no event shall be a date earlier than ninety (90) days after the date on which a Notice of Termination is given, unless an earlier date has been expressly agreed to by you in writing either in advance of, or after, receiving such Notice of Termination.

        I.      Compensation Upon Termination or During Disability; other
Agreements.

                (i) During any period following a change in control of the Company that you fail to perform your duties as a result of incapacity due to physical or mental illness, you shall continue to receive your salary at the rate then in effect and any benefits or awards under any Plans shall continue to accrue during such period, to the extent not inconsistent with such Plans, until your employment is terminated pursuant to and in accordance with paragraphs 4(i) and 4 (iii) hereof. Thereafter, your benefits shall be determined in accordance with the Plans then in effect.

                (ii) Subject to Section L hereof, if, within twenty-four (24) months after a change in control of the Company, as defined in Section C above, shall have occurred, your employment by the Company

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shall be terminated (a) by the Company other than for Disability or Retirement, or (b) by you for any reason, then the Company shall pay to you, no later than the fifth day following the Date of Termination, without regard to any contrary provisions of any Plan, the following:

        (x) your salary through the Date of Termination at the rate in effect just prior to the time a Notice of Termination is given (or, if higher, as in effect immediately prior to the change in control) and (y) any benefits or awards (including both the cash and stock components) which pursuant to the terms of any Plans have been earned or become payable, but which have not yet been paid to you; and

        you shall receive an amount equal to all amounts which would have come due to you pursuant to Sections 2, 4 and 5 of this Agreement through the remaining term of this Agreement at a rate determined for the purposes of this Agreement based on base salary in effect on the date of the Change of Control, plus the highest bonus paid for any year during the term hereof. Such payment shall be made in a lump sum as soon as practicable after the Date of Termination, provided, however, that at any time prior to the occurrence of a change of control you may, by written notice to the Company, elect to have the amount due pursuant to this subparagraph (B) paid to you in equal monthly installments over the remaining term of this Agreement commencing with the month following the change in control. For purposes of computing payment under this Agreement, compensation for any partial calendar year, including the year during which a change of control occurs, shall be annualized, and any bonus shall be considered compensation for the year to which it is attributable, if different from the year in which it is paid.

                (iii) if, within twenty-four (24) months after a change in control of the Company, as defined in Section C, above, shall have occurred, your employment by the Company shall be terminated (a) by the Company other than for Disability or Retirement or (b) by you, then the Company shall maintain in full force and effect, for the continued benefit of you and your dependents for a period terminating on the expiration of this Agreement as provided in Section C, above, all insured and self-insured employee welfare benefit Plans in which you were entitled to participate immediately prior to the Date of Termination, provided that your continued participation is possible under the general terms and provisions of such Plans (and any applicable funding media) and you continue to pay an amount equal to your regular contribution under such plans for such participation. In the event that your participation in any such Plan is barred, the Company, at its sole cost and expense, shall arrange to have issued for the benefit of you and your dependents individual policies of insurance providing benefits substantially similar (on an after-tax basis) to those which you otherwise would have been entitled to receive under such Plans pursuant to this paragraph (iv) or, if such insurance is not available at a reasonable cost to the Company, the Company shall otherwise provide you and your dependents with equivalent benefits (on an after-tax basis). You shall not be required to pay any premiums or other charges in an amount greater than that which you would have paid in order to participate in such Plans. If, at the end of three years after the Termination Date, you have not reached your normal retirement date, you are participating in any of such Plans and you have not previously received or are not then receiving equivalent benefits from a new employer, the Company shall arrange, at its sole cost and expense, to enable you to convert your and your dependents' coverage under such Plans to individual policies or programs upon the same terms as employees of the Company may apply for such conversions.

                (iv) Except as specifically provided in paragraph (iii) above, the amount of any payment provided for in this Section I shall not be reduced, offset or subject to recovery by the Company by reason of any compensation earned by you as the result of employment by another employer after the Date of Termination, or otherwise.

        J.      Successors; Binding Agreement.

                (i) The Company will seek, by written request at least five business days prior to the time a Person becomes a Successor (as hereinafter defined), to have such Person assent to the fulfillment of the Company's obligations under this Agreement. For purposes of this Agreement, "successor" shall mean any Person that succeeds to, or has the practical ability to control (either immediately or with the passage of time), the Company's business directly, by merger or consolidation, or indirectly, by purchase of the Company's voting securities or otherwise.

                (ii) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to your estate.

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                (iii)   For purposes of this Agreement, the "Company" shall
include any corporation or other entry which is the surviving or continuing entity in respect of any merger, consolidation or form of business combination in which the Company ceases to exist.

        K.      Fees and Expenses; Mitigation.

        The Company shall reimburse you, on a current basis, for all reasonable legal fees and related expenses incurred by you in connection with the Agreement following a change in control of the Company, including, without limitation, (a) all such fees and expenses, if any, incurred in contesting or disputing any termination of your employment or incurred by you in seeking advice with respect to the matters set forth in Section L hereof or (b) your seeking to obtain or enforce any right or benefit provided by this Agreement, in each case, regardless of whether or not your claim is upheld by a court of competent jurisdiction; provided, however, you shall be required to repay any such amounts to the Company to the extent that a court issues a final and non-appealable order setting forth the determination that the position taken by you was frivolous or advanced by you in bad faith.

        You shall not be required to mitigate the amount the Company becomes obligated to make to you in connection with this Agreement by seeking other employment or otherwise.

        L. Taxes.

        All payments to be made to you under this Agreement will be subject to required withholding of federal, state and local income and employment taxes.

        Notwithstanding anything in the foregoing to the contrary, if any of the payments provided for in this Agreement, together with any other payments which you have the right to receive from the Company or any corporation which is a member of an "affiliated group" (as defined in Section 1504 (a) of the Internal Revenue Code of 1986 (the "Code") without regard to Section 1504(b) of the Code) of which the Company is a member, would constitute a "parachute payment" (as defined in Section 2BOG (b) (2) of the Code), the payments pursuant to this Agreement shall be reduced (reducing first the payments under Section C (iii)
(B) ) to the largest amount as will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code; provided, however, that the determination as to whether any reduction in the payments under this Agreement pursuant to this proviso is necessary shall be made by you in good faith, and such determination shall be conclusive and binding on the Company with respect to its treatment of the payment for tax reporting purposes.

        M. Survival. The respective obligations of, and benefits afforded to, the Company and you as provided in Sections I, J (ii), K and L of this Agreement shall survive termination of this Agreement.

        Except as amended above, in all other respects the Agreement shall remain in full force and effect in accordance with its terms.

        If this letter reflects your understanding, please sign and return a copy to the undersigned, whereupon it shall become a binding agreement between the Company and you on the terms provided herein.

                                          Very truly yours,

                                          LOJACK CORPORATION

                                          By: /s/ Lee T. Sprague
                                              ----------------------------------
                                          Lee T. Sprague, Chairman, Compensation
                                          Committee

Accepted and Agreed To:

/s/ Ronald J. Rossi
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Ronald J. Rossi